Exhibit 5.1

McCarthy Tétrault LLP

Suite 5300, TD Bank Tower

Box 48, 66 Wellington Street West

Toronto (Ontario) M5K 1E6

Canada

Tel: 416-362-1812

Fax: 416-868-0673

December 19, 2017

Aptose Biosciences Inc.

5955 Airport Road, Suite 228

Toronto, Ontario L4V 1R9

Dear Sir/Mesdames:

We have acted as Canadian counsel to Aptose Biosciences Inc. (the “Company”) in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form F-1 initially filed on November 28, 2017 and amended on the date hereof (the “Registration Statement”), relating to the resale from time to time by Aspire Capital Fund LLC (“Aspire”) of up to an aggregate of 6,041,567 of the Company’s common shares (the “Common Shares”).

We understand that 678,572 of the Common Shares have been issued to Aspire (collectively, the “Initial Shares”) pursuant to a common shares purchase agreement between the Company and Aspire dated as of October 27, 2017 (the “Common Share Purchase Agreement”), and the remainder of the Common Shares (the “Placement Shares”) are issuable from time to time to Aspire pursuant to the terms of the Common Share Purchase Agreement.

Scope of Review, Assumptions and Qualifications

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, facsimiled or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a)	the Registration Statement, including the prospectus contained therein;

(b)	the Common Share Purchase Agreement;

(c)	the registration rights agreement dated as of October 27, 2017 between the Company and Aspire (the “Registration Rights Agreement”);

(d)	the articles and by-laws of Aptose;

(e)	a certificate of compliance dated December 19, 2017 issued in respect of Aptose pursuant to the Canada Business Corporations Act (the “Certificate of Compliance”); and

(f)	a certificate of Gregory K. Chow, the Senior Vice President, Chief Financial Officer and Secretary of the Company, as to certain factual matters dated the date hereof.

The Common Share Purchase Agreement and the Registration Rights Agreement are collectively referred to herein as the “Transaction Documents”.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers, or other representatives of the Company, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that such documents constitute or will constitute valid and binding obligations of the parties thereto. We have also assumed that the Certificate of Compliance will continue to be accurate as at the date of issuance of any Placement Shares.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the delivery of any such Placement Shares, the authorization to issue the Placement Shares pursuant to the Common Share Purchase Agreement will not have been modified or rescinded by the Board of Directors of Aptose and there will not have occurred any change in law affecting the validity or enforceability of such issuance of Placement Shares. We have also assumed that neither the issuance and delivery of the Placement Shares, nor the compliance by Aptose with the terms of the Common Share Purchase Agreement, will violate any applicable federal, provincial or state law or will result in a violation of any provision of any instrument or agreement then binding upon Aptose or any restriction imposed by any court or governmental body having jurisdiction over Aptose.

The opinions expressed herein are limited to the federal laws of Canada applicable therein (the “Applicable Law”).

Opinion

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Initial Shares have been validly issued as fully paid and non-assessable common shares of the Company.

2.	The Placement Shares, when issued, sold and delivered in the manner and for the consideration stated in the Common Share Purchase Agreement, and upon payment of the consideration provided therein to the Company, will be validly issued as fully paid and non-assessable common shares of the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Enforceability of Civil Liabilities” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Yours truly,

/s/ McCarthy Tétrault LLP